Hotel Employees & Restaurant Employees International Union
Culinary Workers Local 226

INSTRUCTIONS FOR PROXY SOLICITORS FOR SIRIS & BRADHAM

1. Follow the attached script as closely as possible.

2. Make sure you have read our proxy statement and the Company's before making calls.

3. Securities law prohibits us not only from making false statements of fact, but also from misleading shareholders by not providing them material information.

4. If asked questions, avoid answering with remarks that are not contained in the proxy statement. In particular, avoid providing facts you are not sure of. If you are expressing an opinion rather than a fact, make it clear that is what you are doing ("In my opinion . . ."). Avoid disguising facts as opinions (for example, "in my opinion, he stole from the company").

5. Don't engage in personal attacks against Lowden, others in management, or the candidates they back. Our point is simply that Siris and Bradham are highly qualified candidates who are clearly independent of management.

6. When you are not sure how to answer a question, it is fine to respond by telling shareholders you want to be sure of your facts, need to check on them, and will get back to them (ask if they have e-mail or a fax). Then speak to Courtney Alexander.

7. If anyone asks for information about the union, call their attention to the section of the proxy statement discussing this in detail. If they want more info, refer them to Courtney
Alexander.

8. If asked what connection Bradham or Siris have with the union, explain they have never worked for this or other unions, and have received nothing of value from us except our working for their election and our promising to defend them if management sues them. They have promised the unions nothing about how they would deal with labor relations as a director.

9. Shareholders may ask about the Company's statements about an organized crime lawsuit against the International Union. Explain this has nothing to do with Siris and Bradham, and we believe it's just an attempt to distract shareholders from the need for independence on the board. If the shareholder wants more info, refer the call to Courtney Alexander.

Phone Script

Hello, is _____________ there?

My name is ______________ and I am calling from the Hotel
Employees Union regarding your preferred shares of Santa Fe
Gaming.

You are entitled to vote for two independent candidates for the Board of Santa Fe Gaming to represent the Preferred shareholders.
You have this right because the Company has failed to pay dividends to the Preferred Shareholders for the past 4 dividend periods.

Have you received our YELLOW proxy card yet?
If yes:
Have you voted yet?                 (If no:    please read our
Proxy Statement when you get it.)
If yes:
May I ask how you voted?

The largest preferred shareholder has endorsed two independent candidates in opposition to management's nominees. They are Mr. John Bradham and Mr. Peter Siris. Both are well qualified and entirely independent from Santa Fe management and from us for that matter.

We feel strongly that this company needs independence on its board.

Under current management, no cash dividends have been paid on your shares, and the Company is plagued by losses. Yet, compensation for the CEO exceeded $1 million last year. And management has consented to have the stock delisted so it doesn't trade on the stock exchange anymore.

Mr. Bradham is an attorney with experience representing hospitality industry clients, and Mr. Siris has experience as a director and senior executive turning around troubled companies and has written a book about investing. We believe they are well-qualified and would bring an independent point of view to Santa Fe's Board of Directors.

We urge you to read our Proxy statement and to vote for Mr. Bradham and Mr. Siris on the YELLOW Card. You only have a short time to vote, because the meeting is scheduled for April 30. When you get the company's blue card, we urge you to throw it away, so it doesn't cancel out your vote for our candidates.

You may fax your vote to 1-516-254-7622, attention Damian
Rodriguez. Be sure to fax both sides of the Proxy Card.

If your shares are held jointly, you will both need to sign the card. Thank you for supporting independence on Santa Fe's Board.